GRUBB & ELLIS.
Healthcare REIT II

Second Quarter 2010 Investor Update





Portfolio Update*

- Acquired five properties valued at approximately $47 million based on purchase price
- Achieved an occupancy rate of 96 percent
- Diversified portfolio consisting of 82 percent medical office buildings and 18 percent hospital
- Expanded portfolio includes assets in six states
- Raised $70,393,000 in equity and sold 7,057,647 shares of common stock since inception
- Entered into an amended advisory agreement with advisor to eliminate any fees related to a future internalization of the REIT

Acquisitions*



Muskogee Hospital | Muskogee, Oklahoma
An approximately 37,000 square-foot, one-story long-term acute care hospital that is 100 percent leased.



Highlands Ranch Medical Pavilion | Highlands Ranch, Colorado
An approximately 37,000 square-foot, multi-tenant medical office building that is 94 percent leased.



Parkway Medical Center | Beachwood, Ohio
A two building medical office portfolio totaling approximately 88,000 square feet. It is 88 percent leased.



St. Vincent Medical Office Building | Cleveland, Ohio
This three-story, multi-tenant medical office building consists of approximately 51,000 square feet, is 98 percent leased.



Livingston Medical Arts Pavilion | Livingston, Texas
A two-story, multi-tenant medical office building consists of approximately 30,000 square feet. The building is 100 percent leased.

Letter from the President:

In the second quarter, Grubb & Ellis Healthcare REIT II began active investing within the healthcare real estate industry as we closed five separate transactions valued at approximately $47 million, based on purchase price. These acquisitions consisted of stabilized, income producing clinical healthcare assets that should provide accretive results to help support our distribution payout to stockholders. We aim to provide superior results to our stockholders by building a portfolio that may generate sufficient funds from operations (FFO) to cover distributions and raising additional capital to invest in future acquisitions.

We are bullish on the prospects for healthcare real estate. The continued aging of the population, in conjunction with changes in healthcare delivery and increased access to healthcare by uninsured Americans over the next several years should continue. This will most likely drive demand for healthcare services at a pace substantially greater to that of the rest of the economy. The positive rate of job growth related to the healthcare economy over the last 30 months we believe is a strong indication of the growing demand for healthcare services, particularly when compared to the substantial overall job losses that were incurred in that time frame by other segments of our economy.

Grubb & Ellis Healthcare REIT II is committed to providing our stockholders with the potential for enhanced returns and portfolio stability. We recently amended our advisory agreement with our advisor, Grubb & Ellis Healthcare REIT II Advisor, LLC, to eliminate any fees related to a future internalization of the REIT. This further demonstrates that stockholder returns take precedence over sponsor profits. We thank you for your continued support and look forward to working together in the future.



Danny Prosky
President and Chief Operating Officer
Grubb & Ellis Healthcare REIT II

*As of June 30, 2010

Property Highlights

Muskogee Hospital | Muskogee, OK



Muskogee Long-Term Acute Care Hospital in Oklahoma, is an approximately 37,000 square-foot, one-story long-term acute care hospital. Built in 2006, the property has 41 beds, with the option to add 10 more beds as needed. The property sits on 3.7 acres of land and benefits from its close proximity to Muskogee Regional Medical Center, Jack C. Montgomery Veterans Affairs Medical Center and Muskogee Community Hospital.

The property is currently 100 percent leased to Solara Hospital Muskogee, LLC. The lease is guaranteed by its operator, Solara Healthcare, LLC under a 15-year absolute net lease, which does not expire until 2021. Muskogee Hospital benefits from the resources of its operator, which currently operates six other medical facilities in the surrounding areas that focus predominantly on long-term acute care. Muskogee Hospital is the sole long-term acute care hospital within an approximately 40 mile radius.

Portfolio Diversification

Grubb & Ellis Healthcare REIT II seeks to create a diversified portfolio through the assets it acquires in an effort to alleviate portfolio risk and enhance return. This will be achieved by diversifying amongst property type, geographical location, and tenant and payor mix. For healthcare real estate there are a number of different property types that provide clinical healthcare. These include hospitals, medical office buildings, assisted living facilities and skilled nursing facilities. Each offer different services and cater to both the patient and the medical professional community.

What creates diversity between these property types are the services provided within these facilities and where the tenants generate their revenue. For assisted living facilities, a majority of their income is generated from private pay sources where residents pay a monthly fee for a housing unit, supervision and assistance with the needs of daily living. On the other end of the spectrum, skilled nursing facilities generate most of their revenue from government reimbursement sources such as Medicare and Medicaid. Somewhere in the middle falls hospitals and physicians within medical office buildings that generate their revenue from a number of different sources including private pay, government reimbursement and commercial insurance. Grubb & Ellis Healthcare REIT II will continue to look for opportunities to further diversify its assets.



Stefan Oh
Senior Vice President, Acquisitions
Grubb & Ellis Healthcare REIT II

Healthcare Sector

The healthcare sector continues to tell a compelling story. Since the recession began in December 2007, the education and healthcare sectors have added 960,000 payroll jobs through June 2010, an increase of five percent. The healthcare sector alone accounted for approximately 630,000 of these jobs. The healthcare sector did not see a single month of job losses. Government is the only other sector to post an increase during this period, up two percent.

The demographic story also remains as strong as ever. Today, the 65 and over age cohort comprises over 12 percent of total population according to the U.S. Census Bureau and will grow to 20 percent of this total by 2050. During this period, the senior population is expected to more than double from 40 million to almost 90 million. Moreover, all age cohorts have been visiting their physicians more often over the past decade seeking out new drugs and treatment protocols. Growing demand for healthcare services should generate demand for space in medical office buildings and other healthcare-related properties.



Bob Bach
Senior Vice President
Chief Economist
Grubb & Ellis Company

Portfolio Snapshot*

Number of Acquisitions	7
Gross Leasable Area	315,000
Portfolio Purchase Price	$60 M
% Leased	95.6%
Shares Sold	7,057,647
Equity Raised	$70,393,000

*As of June 30, 2010.